Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Global Indemnity plc of our report dated March 16, 2015 relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Global Indemnity plc’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 2, 2015